UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Allot Communications Ltd.

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

M0854Q 10 5

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Partech International Growth Capital I LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 469,537

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 469,537

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,537

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Partech International Growth Capital III LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 533,565

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 533,565

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 533,565

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons 46th Parallel LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,003,102

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,003,102

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,003,102

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Double Black Diamond II LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 32,016

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 32,016

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 32,016

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons AXA Growth Capital II LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 224,098

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 224,098

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 224,098

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons 48th Parallel LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 224,098

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 224,098

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 224,098

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Multinvest LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 21,346

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 21,346

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,346

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons ParVenture Japan Managers LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 21,346

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 21,346

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,346

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Par SF LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,227,200

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,227,200

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,227,200

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Vendome Capital LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,248,546

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,248,546

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,248,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.7%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Thomas G. McKinley

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,280,562

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,280,562

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,280,562

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. M0854Q 10 5

1.	Names of Reporting Persons Vincent R. Worms

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,280,562

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,280,562

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,280,562

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.8%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Allot Communications Ltd.
	(b)	Address of Issuer’s Principal Executive Offices 22 Hanagar Street, Industrial Zone B, Hod-Hasharon, 45240 Israel

Item 2.
(a)

Name of Person Filing
Partech International Growth Capital I LLC (“PIGC I”)

Partech International Growth Capital III LLC (“PIGC III”)

AXA Growth Capital II L.P. (“AXGC II”)

Double Black Diamond II LLC (“Double Black”)

Multinvest LLC (“Multinvest”)

46th Parallel LLC (“46th Parallel”)

48th Parallel LLC (“48th Parallel”)

ParVenture Japan Managers LLC (“ParVenture Japan”)

Par SF LLC (“Par SF”)

Vendome Capital (“Vendome”)

Thomas G. McKinley (“McKinley”)

Vincent R. Worms (“Worms”)

(b)

Address of Principal Business Office or, if none, Residence
Principal office for PIGC I, PIGC III, Double Black, Multinvest, ParVenture Japan, and 46th Parallel:

Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands

Principal office for 48th Parallel and Par SF:

1209 Orange Street, Wilmington, DE 19801

Principal office for AXGC II:

Clarendon House, 2 Church Street, PO Box HM 666, Hamilton, Bermuda HM CX

Principal office for Vendome Capital LLC:

325 Front Street, PMB 410, Evanston, WY 82930

Principal office for Thomas G. McKinley and Vincent R. Worms:

50 California Street, Suite 3200, San Francisco, CA 94111

(c)

Citizenship
PIGC I, PIGC III, Double Black, Multinvest, 46th Parallel, and ParVenture Japan are Cayman Island companies limited by guarantee.  AXGC II is a Bermuda Limited Partnership.  Par SF and 48th Parallel are Delaware Limited Liability Companies.  Vendome Capital is a Wyoming Limited Liability Company.  McKinley is a citizen of the United States.  Worms is a citizen of France.

	(d)	Title of Class of Securities Ordinary Shares
	(e)	CUSIP Number M0854Q 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

PIGC I is recordholder of 469,537 shares of Ordinary Shares of the Issuer as of December 31, 2007.  46th Parallel is the managing member of PIGC I, Par SF  the managing member of 46th Parallel, Worms and Vendome the managing members of Par SF and McKinley, the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by PIGC I.  Such persons and entities disclaim beneficial ownership of shares held by PIGC I except to the extent of pecuniary interest therein.

PIGC III is recordholder of 533,565 shares of Ordinary Shares of the Issuer as of December 31, 2007.  46th Parallel is the managing member of PIGC III, Par SF  the managing member of 46th Parallel, Worms and Vendome the managing members of Par SF and McKinley, the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by PIGC III.  Such persons and entities disclaim beneficial ownership of shares held by PIGC III except to the extent of pecuniary interest therein.

AXGC II is recordholder of 224,098 shares of Ordinary Shares of the Issuer as of December 31, 2007.  48th Parallel is the managing member of AXGC II, Par SF  the managing member of 48th Parallel, Worms and Vendome the managing members of Par SF and McKinley, the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by AXGC II.  Such persons and entities disclaim beneficial ownership of shares held by AXGC II except to the extent of pecuniary interest therein.

Multinvest is recordholder of 21,346 shares of Ordinary Shares of the Issuer as of December 31, 2007.  ParVenture Japan is the managing member of Multinvest, Worms and Vendome, the managing members of ParVenture Japan and McKinley, the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by Multinvest.  Such persons and entities disclaim beneficial ownership of shares held by Multinvest except to the extent of pecuniary interest therein.

Double Black is recordholder of 32,016 shares of Ordinary Shares of the Issuer as of December 31, 2007.  Worms and McKinley, the managing members of Double Black, may be deemed to share voting and dispositive power over the shares held by Double Black and disclaim beneficial ownership of shares held by Double Black except to the extent of pecuniary interest therein.

	(b)	Percent of class:

PIGC I	2.1%
PIGC III	2.4%
46th Parallel	4.6%
AXGC II	1.0%
48th Parallel	1.0%
Double Black	0.1%
Multinvest	0.1%
ParVenture Japan	0.1%
Par SF	5.6%
Vendome Capital	5.7%
McKinley	5.8%
Worms	5.8%

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote
	(ii)	Shared power to vote or to direct the vote

PIGC I	469,537
PIGC III	533,565
46th Parallel	1,003,102
AXGC II	224,098
48th Parallel	224,098
Double Black	32,016
Multinvest	21,346
ParVenture Japan	21,346
Par SF	1,227,200
Vendome Capital	1,248,546
McKinley	1,280,562
Worms	1,280,562

(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

PIGC I	469,537
PIGC III	533,565
46th Parallel	1,003,102
AXGC II	224,098
48th Parallel	224,098
Double Black	32,016
Multinvest	21,346
ParVenture Japan	21,346
Par SF	1,227,200
Vendome Capital	1,248,546
McKinley	1,280,562
Worms	1,280,562

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Feb. 12, 2008
Date
/s/ Thomas G. McKinley
Signature

Partech International Growth Capital I LLC
By: 46th Parallel, LLC, Managing Member
PAR SF, LLC, Managing Member
Vendome Capital LLC, Managing Member
Thomas G. McKinley, Managing Member

Feb. 12, 2008
Date
/s/ Thomas G. McKinley
Signature

Partech International Growth Capital III LLC
By: 46th Parallel, LLC, Managing Member
PAR SF, LLC, Managing Member
Vendome Capital LLC, Managing Member
Thomas G. McKinley, Managing Member

Feb. 12, 2008
Date
/s/ Thomas G. McKinley
Signature

AXA Growth Capital II LP
By: 48th Parallel, LLC, Managing Member
PAR SF, LLC, Managing Member
Vendome Capital LLC, Managing Member
Thomas G. McKinley, Managing Member

Feb. 12, 2008
Date
/s/ Thomas G. McKinley
Signature

Multinvest LLC
By: ParVenture Japan Managers, LLC, Managing Member
Vendome Capital LLC, Managing Member
Thomas G. McKinley, Managing Member

Feb. 12, 2008
Date
/s/ Thomas G. McKinley
Signature

Double Black Diamond II LLC
By: Thomas G. McKinley, Managing Member